EXHIBIT 99.1

Fortune Diversified Industries (FDVI) Announces Acquisition Of JH Drew, Bringing Ownership And More Than 200 Jobs Back To Indiana

Indianapolis, IN -- Fortune Diversified Industries (OTC BULLETIN BOARD: FDVI), one of the fastest growing holding companies in Indiana and the US, has just announced the cash purchase of James H. Drew Corporation, a local, specialty contractor in the field of infrastructure, including fiber optic, smart highway systems, guardrail, wireless communications, and fabrications of structural steel. JH Drew, in business for over 50 years, has corporate offices in Indianapolis, and satellite offices in Missouri and Tennessee. Drew, with annual revenues of just under $50 Million in 2003, employs over 200 people, most of who are based in Indiana.

Carter Fortune, CEO of Fortune Diversified Industries, Inc., stated, "James H. Drew is a perfect strategic fit for our company with its seasoned management team and financial history of growth and profitability. Since becoming president of Drew in 1996, Ken "Hank" Sipe has led the management team of Ken Oyler, Electrical Division, and Greg Peck, Guardrail Division, in growing revenues from $20 Million in 1996 to $47 Million in 2003."

Drew president Hank Sipe says the management and employees of JH Drew are "very excited with the potential to continue their growth with Fortune Diversified." Sipe sees this as an opportunity to get JH Drew back to its Indiana roots, where it started in 1948. Drew has been publicly owned since 1972, with foreign ownership the past three years. Sipe thinks that being part of Fortune Diversified will stabilize JH Drew, and allow it to continue to grow in all of its markets in Indiana, Tennessee, and Missouri. "It's been 32 years since Drew has been able to call Indianapolis its headquarters," says Sipe, "and it is very refreshing to be part of the Fortune Diversified philosophy of jobs for Indiana." Sipe feels the future with Fortune Diversified puts together an Indiana company with great growth potential.

The acquisition of JH Drew will have a substantial impact on Fortune Diversified's financial strength by adding almost $50 Million in annual revenues. Fortune Diversified's revenues for 2004 (year ended 8/31/04) are expected to top $55 Million, while its forecast for 2005 (year ended 8/31/05) is $100 Million. The acquisition boosts the number of Fortune employees to 3,100.

Fortune Diversified is located in the former BrightPoint headquarters building at 6402 Corporate Drive in Indianapolis, Indiana.

About Fortune Diversified Industries, Inc.
Fortune Diversified Industries, Inc. (BULLETIN BOARD: FDVI) is the parent company of several Indiana-based subsidiaries, which include Nor-Cote International, Inc., Kingston Sales Corp., and Commercial Solutions, Inc. in its manufacturing and distribution segment, and PDH, Inc., Cornerstone Wireless Services, Inc., Cornerstone Wireless Construction Services, Inc., Telecom Technology Corp. and StarQuest Wireless, Inc. in its wireless infrastructure segment. In addition, Professional Staff Management operates in the company's business solutions segment. For more information visit: http://www.fdvi.net/.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to be materially different from those projected. Such risks may include, but are not necessarily limited to, changes in general economic conditions and other business considerations described more specifically in Fortune Diversified Industries, Inc.'s Securities and Exchange Commission filings.

Contact Information:

For additional information, please contact Karl Ahlrichs at 317-250-9081, or Harlan Schafir at 317-697-6643